Exhibit 10.4

March 7, 2012

Arthur ‘Bill” Homan

[Home Address]

Dear Bill:

I am pleased to offer you the position of Senior Vice President, General Counsel and Secretary for Complete Genomics, Inc. (“CGI” or the “Company”). In this exempt position you will report to the Chief Executive Officer.

Your per pay period salary of $ 11,538.46, (which would equal $ 300,000.00 on an annualized basis), less applicable taxes and withholdings, will be paid in accordance with the Company’s normal payroll schedule. In addition, the Board of Directors has approved our recommendation that you be granted an option to purchase 100,000 shares of CGI common stock, subject to the terms and conditions of the Complete Genomics, Inc. 2010 Equity Incentive Award Plan. This option is subject to vesting on the following schedule: the shares subject to the option will become vested, and the option will become exercisable with respect to 25% of the shares following twelve months of continuous employment from the first date of your employment with CGI, and with respect to an additional 2.0833% of the shares for each subsequent month of employment thereafter.

As a Senior Vice President, you will be eligible to participate in the CGI Executive Incentive Plan, with an annual target of 40% of your annual base salary, prorated based upon the first date of your employment with CGI. The pro-rata target bonus will be paid if the Company meets established performance objectives approved by the Board of Directors.

The Company also has a Change in Control Severance Plan for its executive officers that provides for severance in the event of an acquisition of the Company or a termination of your employment by the Company outside of the acquisition context without Cause. As a Senior Vice President, you are eligible to participate in the Change in Control Severance Plan to the same extent as are other comparable executive officers of the company.

As a full time employee, you will be eligible to participate in the Company’s benefits program. Details of this program will be provided separately. Complete will give you an Employee Handbook and other information concerning standard policies and benefits. Complete may modify, revoke, suspend or terminate any of the terms communicated to you in whole or in part, at any time, with or without notice.

Your employment with CGI is at will and therefore may be terminated by you or the company at any time and for any reason, with or without cause and with or without notice. This at will employment relationship will remain in effect throughout your employment with the Company and any of its subsidiaries or affiliated entities, and may only be modified by an express written contract for a specified term signed by you and the Chief Executive Officer of the Company. Any prior or contemporaneous representations (whether oral or written) for employment other than on an at will basis are expressly cancelled and superseded by this offer. The at will nature of your employment may not be modified by any oral or implied agreement.

In accordance with CGI’s standard policy, this offer is contingent upon your completing and executing a Proprietary Information and Inventions Agreement, completing the standard new employee enrollment documentation and providing proof of your right to work in the United States on your first day of employment with CGI. This offer is also contingent upon the successful completion of a background check.

This offer is valid through Friday, March 9, 2012. You may indicate your acceptance of this offer by signing the acknowledgment below, indicating your intended start date of March 19, 2012, and returning it to me by March 9, 2012.

Bill, we are all looking forward to your joining the CGI team and contributing to this exciting venture.

Sincerely,

/s/ Kathleen Swift

Kathleen Swift

Vice President, Human Resources

/s/ Arthur Homan	3-8-12	3-19-12
Accepted by Arthur “Bill” Homan	Date Accepted	Intended Start Date